Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

            We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Pernix Therapeutics Holdings, Inc. of our report dated September 19, 2014 relating to the Statement of Revenues and Certain Direct Expenses of the Treximet® Product Line of GlaxoSmithKline plc, which appears in Pernix Therapeutics Holdings, Inc.’s Current Report on Form 8-K dated August 19, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 7, 2014